                                                                     EXHIBIT 2.1



                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                               MULTEX.COM, INC.,

                          MULTEX A ACQUISITION CORP.,

                               SAGE ONLINE, INC.,

                            AND THE SHAREHOLDERS OF
                          SAGE ONLINE, INC. LISTED ON
                               SCHEDULE I HERETO

                                 March 13, 2000

                               TABLE OF CONTENTS



                                                                            Page
                                                                            ----

ARTICLE I THE MERGER..........................................................1
    1.1   The Merger..........................................................1
    1.2   Closing; Effective Time.............................................2
    1.3   Effect of the Merger................................................2
    1.4   Articles of Incorporation; Bylaws...................................2
    1.5   Directors and Officers..............................................2
    1.6   Effect on Capital Stock.............................................2
    1.7   Surrender of Certificates...........................................4
    1.8   No Further Ownership Rights in Target Capital Stock.................6
    1.9   Lost, Stolen or Destroyed Certificates..............................6
    1.10  Tax and Accounting Consequences.....................................7
    1.11  Exemption from Registration.........................................7
    1.12  Taking of Necessary Action; Further Action..........................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET AND
          SHAREHOLDERS........................................................7
    2.1   Organization, Standing and Power....................................7
    2.2   Capital Structure...................................................8
    2.3   Authority...........................................................9
    2.4   Financial Statements................................................9
    2.5   Absence of Certain Changes.........................................10
    2.6   Absence of Undisclosed Liabilities.................................10
    2.7   Litigation.........................................................10
    2.8   Restrictions on Business Activities................................11
    2.9   Governmental Authorization.........................................11
    2.10  Title to Property..................................................11
    2.11  Intellectual Property..............................................11
    2.12  Environmental Matters..............................................13
    2.13  Taxes..............................................................13
    2.14  Employee Benefit Plans.............................................14
    2.15  Certain Agreements Affected by the Merger..........................17
    2.16  Employee Matters...................................................17
    2.17  Interested Party Transactions......................................17
    2.18  Insurance..........................................................18
    2.19  Compliance With Laws...............................................18
    2.20  Minute Books.......................................................18
    2.21  Brokers' and Finders' Fees.........................................18
    2.22  Shareholder Agreement Written Consent..............................18
    2.23  Vote Required......................................................19
    2.24  Board Approval.....................................................19
    2.25  Accounts Receivable................................................19
    2.26  Material Contracts.................................................19
    2.27  No Breach of Material Contracts....................................20

    2.28  Third Party Consents of Material Contracts.........................20
    2.29  Product Releases...................................................20
    2.30  Accredited Investors...............................................20
    2.31  Accounting and Tax Matters.........................................20
    2.32  Representations Complete...........................................20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
          ACQUISITION SUB....................................................20
    3.1   Organization and Qualification.....................................21
    3.2   Articles of Incorporation and Bylaws...............................21
    3.3   Capitalization; Capital Stock......................................21
    3.4   Authority Relative to This Agreement...............................22
    3.5   No Conflict; Required Filings and Consents.........................22
    3.6   SEC Filings; Financial Statements..................................23
    3.7   Brokers............................................................23
    3.8   No Prior Activities................................................23
    3.9   Representations Complete...........................................23

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...............................24
    4.1   Conduct of Business of Target .....................................24
    4.2   Restriction on Conduct of Business of Target.......................24
    4.3   No Solicitation....................................................26

ARTICLE V ADDITIONAL AGREEMENTS..............................................27
    5.1   Access to Information..............................................27
    5.2   Confidentiality....................................................27
    5.3   Public Disclosure..................................................27
    5.4   Consents; Cooperation..............................................28
    5.5   Shareholder Representation Agreements..............................28
    5.6   Shareholder Agreement/Irrevocable Proxies..........................29
    5.7   Legal Requirements.................................................29
    5.8   Federal Securities and Blue Sky Laws...............................29
    5.9   Employee Benefit Plans.............................................29
    5.10  Stock Options......................................................29
    5.11  Shareholder Consent................................................30
    5.12  401(k) Plan........................................................30
    5.13  Escrow Agreement...................................................30
    5.14  Listing of Additional Shares.......................................30
    5.15  Expenses...........................................................31
    5.16  Treatment as Reorganization........................................31
    5.17  Audit..............................................................31
    5.18  Further Assurances.................................................31

ARTICLE VI CONDITIONS TO THE MERGER..........................................31
    6.1   Conditions to Obligations of Each Party to Effect..................31
    6.2   Additional Conditions to Obligations of Target.....................32
    6.3   Additional Conditions to the Obligations of Acquiror and
           Acquisition Sub...................................................32

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER................................34
    7.1   Termination........................................................34
    7.2   Effect of Termination..............................................35
    7.3   Amendment..........................................................35
    7.4   Extension; Waiver..................................................36

ARTICLE VIII ESCROW AND INDEMNIFICATION......................................36
    8.1   Escrow Fund........................................................36
    8.2   Indemnification....................................................36
    8.3   Damage Threshold...................................................36
    8.4   Escrow Period......................................................37
    8.5   Claims upon Escrow Fund............................................37
    8.6   Objections to Claims...............................................37
    8.7   Resolution of Conflicts; Arbitration...............................38
    8.8   Shareholders' Agent................................................38
    8.9   Actions of the Shareholders' Agent.................................39
    8.10  Third-Party Claims.................................................39
    8.11  Exclusive Remedy...................................................40

ARTICLE IX GENERAL PROVISIONS................................................40
    9.1   Non-Survival at Effective Time.....................................40
    9.2   Notices............................................................40
    9.3   Interpretation.....................................................41
    9.4   Counterparts.......................................................41
    9.5   Entire Agreement; Nonassignability; Parties in Interest............41
    9.6   Severability.......................................................41
    9.7   Governing Law......................................................42

SCHEDULES

Target Disclosure Schedule
Schedule 2.2       -       Target Securityholders
Schedule 2.5       -       Absence of Certain Changes
Schedule 2.6       -       Target Liabilities
Schedule 2.10      -       Target Real Property
Schedule 2.11      -       Target Intellectual Property
Schedule 2.14      -       Target Employee Plans
Schedule 2.17      -       Interested Party Transactions
Schedule 2.22      -       Shareholder Interests
Schedule 2.26      -       List of Material Contracts
Schedule 2.28      -       Third Party Consents
Schedule 2.29      -       Product Releases
Schedule 5.9       -       Holders of Outstanding Target Options
Schedule 6.3       -       List of Employees

Acquiror Disclosure Schedule
Schedule 3.3       -       Acquiror Outstanding Warrants

EXHIBITS

Exhibit A          -       Articles of Merger (Pennsylvania)
Exhibit B          -       Certificate of Merger
Exhibit C          -       Shareholder Representation Agreement
Exhibit D          -       Shareholder Agreement
Exhibit E          -       Shareholder Consent
Exhibit F          -       Acquiror's Legal Opinion
Exhibit G          -       Registration Rights Agreement
Exhibit H          -       Target's Legal opinion
Exhibit I          -       Interactive Service Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

          This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of March 13, 2000, by and between Multex.com, Inc., a Delaware corporation ("Acquiror") and its wholly-owned subsidiary, Multex A Acquisition Corp., a Delaware corporation ("Acquisition Sub"), and Sage Online, Inc., a Pennsylvania corporation ("Target") and each of the persons listed on
Schedule I hereto (each a "Shareholder" and collectively the "Shareholders").

                                    RECITALS

          A. On March 13, 2000, the Boards of Directors of Target, Acquiror and Acquisition Sub have determined it is in the best interests of their respective companies and the shareholders of their respective companies that Target and Acquisition Sub combine into a single company through the statutory merger of Target with and into Acquisition Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

          B. Pursuant to the Merger, among other things, each outstanding share of capital stock of Target ("Target Capital Stock") shall be converted into shares of common stock of Acquiror ("Acquiror Common Stock"), at the rate set forth herein.

          C. Target, Acquiror and Acquisition Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

          D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

          F. As an inducement to Acquiror to enter into this Agreement, certain of the shareholders of Target have, concurrently with the date hereof, entered into an agreement to vote the shares of Target's Capital Stock owned by such person to approve the Merger and against any competing proposals.

          NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER
                                  ----------

          1.1 The Merger. At the Effective Time (as defined in Section 1.2) and
              ----------
subject to and upon the terms and conditions of this Agreement, the Articles of Merger attached hereto as Exhibit A (the "Articles of Merger") and the
                          ---------
applicable provisions of the Pennsylvania Business Corporation Law ("Pennsylvania Law"), and the Certificate of Merger attached hereto as Exhibit B
                                                                       ---------
and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Target shall be merged with and into Acquisition Sub, the separate corporate existence of

Target shall cease and Acquisition Sub shall continue as the surviving corporation and a wholly-owned subsidiary of Acquiror. Acquisition Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2  Closing; Effective Time. The closing of the transactions
               -----------------------
contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York 10019, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger, together with the required officers' certificates, with the Secretary of State of the Commonwealth of Pennsylvania, in accordance with the relevant provisions of Pennsylvania Law, and the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filings being the "Effective Time").

          1.3  Effect of the Merger. At the Effective Time, the effect of the
               --------------------
Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Pennsylvania Law, and the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall become a wholly-owned subsidiary of Acquiror.

          1.4  Articles of Incorporation; Bylaws.
               ---------------------------------

               (a) At the Effective Time, the Certificate of Incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law.

               (b) The Bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Bylaws.

          1.5  Directors and Officers. At the Effective Time, Alan J. Cohn,
               ----------------------
Stephen L. Cohn and John McGovern shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Target, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

          1.6  Effect on Capital Stock. By virtue of the Merger and without any
               -----------------------
further action on the part of Acquiror, Acquisition Sub, Target or the holders of any of Target's securities:

          (a)  Conversion of Target Capital Stock. Subject to the terms and
               ----------------------------------
conditions of this Agreement and the Articles of Merger as of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of Target Capital Stock:

          At the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Target Common Stock, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall have perfected dissenters' rights in accordance with Pennsylvania Law ("Dissenting Shares")) shall be converted into and exchanged for the right to receive, (i) that number of shares of Acquiror Common Stock equal to $11.11 based upon the Acquiror Stock Price (as defined below), multiplied by (y) the number of shares of Target Common Stock outstanding on the Closing Date (the "Stock Exchange Ratio") (an aggregate of 354,183 shares of Acquiror Common Stock) and (ii) a payment in cash represented by $5.64 (the "Cash Exchange Ratio," and together with the Stock Exchange Ratio, the "Exchange Ratios") (an aggregate of $5,079,284.31); provided, that 16% of the Acquiror Common Stock otherwise
                --------
deliverable to each such holder shall be held in escrow as provided in Section 1.7(c) (the "Escrow Stock"). Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested shall upon such conversion and exchange have the same restrictions or vesting arrangements applicable to such shares prior to the conversion, in addition to those restrictions imposed pursuant to Section 1.10 hereof. For the purposes of this Agreement, (i) "Acquiror Stock Price" shall mean the average of the closing prices of the Acquiror Common Stock for a period of twenty (20) trading days prior to the execution of this Agreement, which is $28.234, and
(ii) "Fully Diluted Basis" shall mean including the shares of common stock outstanding at the time plus the number of shares of common stock subject to warrants, options, convertible securities or other rights or obligations that may, at any time, require issuance of shares of capital stock (including authorized by unissued options.

          (b) Cancellation of Target Capital Stock Owned by Acquiror or Target.
              ----------------------------------------------------------------
At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, and each share of Target Capital Stock owned by Acquiror, Acquisition Sub or any other direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be surrendered and extinguished without any conversion thereof.

          (c) Target Stock Option Plans. At the Effective Time, the Sage Online,
              -------------------------
Inc. 1999 Equity Compensation Plan, as amended (the "Target Stock Option Plan") shall be terminated and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plan (each a "Target Option," and together the "Target Options") shall be surrendered for a cash payment in accordance with Section 5.10.

          (d) Adjustments to Exchange Ratio. The Exchange Ratios shall be
              -----------------------------
adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Target Capital Stock occurring after the date hereof and prior to the Effective Time.

          (e) Fractional Shares. No fraction of a share of Acquiror Common Stock
              -----------------
will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices of the Acquiror Common Stock on the Nasdaq National Market over the five (5) business days prior to the Effective Time.

          (f) Dissenters' Rights. Any Dissenting Shares shall not be converted
              ------------------
into, or be exchangeable for, the right to receive Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Pennsylvania Law unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right of appraisal and payment, as the case may be. Target shall give Acquiror prompt notice of any Dissenting Shares (and shall also give Acquiror prompt notice of any withdrawals of such demands for appraisal rights) and Acquiror shall have the right to direct all negotiations and proceedings with respect to such demands. Neither Target nor the Surviving Corporation shall, except with the prior written consent of Acquiror, voluntarily make any payments with respect to, or settle or offer to settle, any such demand for appraisal rights. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such shareholder would otherwise be entitled under this Section 1.6 and the Articles of Merger less the number of shares allocable to such shareholder that have been deposited in the Escrow Fund (as defined below) in respect of such shares of Acquiror Common Stock pursuant to
Section 1.7(c) and Article VIII hereof, without any interest thereon.

     1.7  Surrender of Certificates.
          -------------------------

          (a) Exchange Agent. Acquiror's transfer agent shall act as exchange
              --------------
agent (the "Exchange Agent") in the Merger.

          (b) Acquiror to Provide Common Stock. Within three (3) business days of the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Escrow Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(d).

          (c) Exchange Procedures.
              -------------------

             (i) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") dated the Closing Date which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock and an amount of cash (the "Cash Payment") (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal

(which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent and receipt of an executed Shareholder Representation Agreement (in the form attached hereto as Exhibit C) by Acquiror, and shall be in such
                                ---------
form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that have not yet vested) representing shares of Acquiror Common Stock and the Cash Payment (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and upon receipt by Acquiror of an executed Shareholder Representation Agreement, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or a book entry in the case of shares that have not yet vested in full) representing the number of whole shares of Acquiror Common Stock (to be received from the Exchange Agent) and the Cash Payment (to be received directly from the Acquiror) less the number of shares of Escrow Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted the Cash Payment and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing sixteen percent (16%) of the shares of Acquiror Common Stock issued in the Merger (the "Escrow Shares") which shall be registered in the name of the shareholders of Target , who shall execute a stock power in favor of the Company to be held by the Escrow Agent. The Escrow Shares shall be vested shares not subject to any repurchase rights, shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares and cash shall be released, all as provided in Article VIII hereof.

             (ii) Any amounts of Acquiror Common Stock (and cash in lieu of fractional shares) delivered or made available to the Exchange Agent pursuant to this Section 1.7 and not exchanged for Target Capital Stock within six months after the Effective Time pursuant to this Section 1.7 shall be returned by the Exchange Agent to Acquiror, which thereafter shall act as Exchange Agent subject to the rights of holders of unsurrendered Certificates under this Article I. Thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Acquiror Common Stock and cash (and cash in lieu of fractional shares) that may be payable upon due surrender of the Target Capital Stock held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a share of Target Capital Stock for any Acquiror Common Stock or cash (and cash in lieu of fractional shares) delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or
              ------------------------------------------------
other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Acquiror
              ----------------------
Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

          (f) No Liability. Notwithstanding anything to the contrary in this
              ------------
Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Dissenting Shares. The provisions of this Section 1.7 shall also
              -----------------
apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 1.6 hereof.

     1.8  No Further Ownership Rights in Target Capital Stock. All shares of
          ---------------------------------------------------
Acquiror Common Stock and cash issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9  Lost, Stolen or Destroyed Certificates. In the event any Certificates
          --------------------------------------
shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock and cash (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify Acquiror against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10  Tax and Accounting Consequences. It is intended by the parties hereto
          -------------------------------
that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

    1.11  Exemption from Registration. The shares of Acquiror Common Stock to be
          ---------------------------
issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof, and from any applicable Blue Sky laws.

    1.12  Taking of Necessary Action; Further Action. If, at any time after the
          ------------------------------------------
Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                  ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF TARGET AND SHAREHOLDERS
           ---------------------------------------------------------

          In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities taken as a whole. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

          In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party's officers and directors provided that such persons shall have made due and diligent inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

          Except as disclosed in a document of even date herewith and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), Target and the Shareholders represent and warrant to Acquiror as follows:

     2.1  Organization, Standing and Power. Target is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Target has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Other than with respect to the securities set forth on
Schedule 2.2, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities, or otherwise obligating Target to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth in the Target Disclosure Schedule, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.2  Capital Structure. The authorized capital stock of Target consists of
          -----------------
2,000,000 shares of Common Stock, par value $.01, of which there were issued and outstanding as of the close of business on the date hereof, 900,000 shares of Common Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Target Stock Option Plan. Attached to or as set forth in Schedule 2.2 to the Target Disclosure Schedule is a true and correct list of
   ------------
Target's shareholders and any persons with rights to acquire Target securities, which list will be promptly updated from time to time prior to Closing to reflect any changes thereto (which changes are in any event subject to the restrictions imposed under Section 4.2 below). All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. Target has reserved 100,000 shares of Common Stock for issuance to employees and consultants pursuant to the Target Stock Option Plan, of which no shares have been issued pursuant to option exercises or direct stock purchases, 100,000 shares are subject to outstanding, unexercised options, and no shares are available for issuance thereunder. Except for (i) the rights created pursuant to this Agreement and (ii) Target's right to repurchase any unvested shares under the Target Stock Option Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement and the stock option grants set forth on Schedule 2.2, there are no contracts,
                                 ------------
commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its securityholders and
(ii) to the Target's and Shareholders knowledge, between or among any of Target's securityholders. A copy true and complete of the Target Stock Option Plan has been provided to Acquiror and such plan has not been amended, modified or supplemented other than has been provided to

Acquiror, and there are no agreements to amend, modify or supplement such plan or instruments in any case from the form provided to Acquiror. All outstanding shares of Common Stock were issued in compliance with all applicable federal and state securities laws.

     2.3  Authority. Target has all requisite corporate power and authority to
          ---------
enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's shareholders, as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by Acquiror and Acquisition Sub, constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation (including, but not limited to, any increase in payments due to any entity or person) or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target, as amended, or
(ii) any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger, together with the required officers' certificates, as provided in
Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

     2.4  Financial Statements. Target has delivered to Acquiror its unaudited
          --------------------
financial statements (including statements of assets, liabilities and equity on a modified cash basis), for the year(s) ended December 31, 1997, December 31, 1998 and December 31, 1999 (collectively, the "Financial Statements"). The Financial Statements have been derived from the books and records of Target and have been prepared in accordance with the modified cash basis of accounting as generally understood by United States accountants (the "Modified Cash Basis of Accounting") (except that the unaudited financial statements do not have notes thereto) consistent with past practice. The Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject, in the case of interim statements, to normal year-end audit adjustments. Target maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with the Modified Cash Basis of Accounting.

     2.5  Absence of Certain Changes.
          --------------------------

          Since December 31, 1999, except as set forth on Schedule 2.5 of the Target Disclosure Schedules, Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target; (ii) any acquisition, sale or transfer of any material asset of Target or any of its subsidiaries; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any Material Contract entered into by Target, or any material amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees, except in accordance with agreements or course of practice entered into prior to December 31, 1999,
(viii) except as set forth in the Target Disclosure Schedule, any issuance of any stock, notes, bonds or other securities other than pursuant to the exercise of any previously granted Option to purchase or conversion of outstanding securities, or any option to purchase the same; (ix) any mortgage, pledge or suffering to exist any lien or encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens, encumbrances or charges which would not, individually or in the aggregate, have a Material Adverse Effect; (x) any waiver of any rights of material value or cancellation of any material debts or claims;
(xi) incurred any material obligation or liability (absolute or contingent) except current liabilities and obligations incurred in the ordinary course of business consistent with past practice; (xii) entered into any employment agreement or adopted, or amended in any material respect, any collective bargaining agreement or employee benefit plan; or (xiii) any negotiation or agreement by Target to do any of the things described in the preceding clauses
(i) through (xii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

     2.6  Absence of Undisclosed Liabilities.
          ----------------------------------

          Target has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent, whether due or to become due) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of December 31, 1999 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business since December 31, 1999 and not required to be set forth in the Target Balance Sheet under the Modified Cash Basis of Accounting, (iii) those incurred in connection with the execution of this Agreement, and (iv) those set forth on Schedule 2.6.
                                            ------------

     2.7  Litigation.
          ----------

          Except as set forth in the Target Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or the Shareholders, threatened against Target or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Target, or, to the knowledge of Target or the Shareholders, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. The Target Disclosure Schedule also lists all litigation that Target has pending against other parties.

     2.8  Restrictions on Business Activities.
          -----------------------------------

          There is no agreement, judgment, injunction, order or decree binding upon Target, or currently pending, threatened or under negotiation, which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.

     2.9  Governmental Authorization.
          --------------------------

          Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

    2.10  Title to Property.
          -----------------

          Schedule 2.10 identifies each parcel of real property owned or leased
          -------------
by Target (the "Leased Property")  Except as disclosed on Schedule 2.10, Target
                                                          -------------
does not own any interest in real property. Target has valid leasehold title to the Leased Property and good and valid title to the personal property, tangible and intangible, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased or licensed properties and assets, valid and subsisting leasehold or licensed interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. Such assets constitute all of the assets and properties, tangible and intangible, necessary to conduct Target's business as presently conducted. The plants, property and equipment of Target that are used in the operations of its business is in good operating condition and repair, subject to normal wear and tear. All assets, tangible and intangible used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.

    2.11  Intellectual Property.
          ---------------------

          (a) Target owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, domain names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used in the business of Target as currently conducted by Target or necessary to expand the business to the worldwide web. Except as set forth on
Schedule 2.11, Target has not (i) licensed, or agreed under any condition to
-------------
license or deliver, any of its Intellectual Property to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party.

          (b) Schedule 2.11 lists material Intellectual Property, including (i)
              -------------
all patents and patent applications and all registered and unregistered trademarks and trademark applications, trade names, domain names, and service marks, registered copyrights and copyright applications, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property, and
(iii) except as set forth in Schedule 2.11, all licenses, sublicenses and other
                             -------------
agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product.

          (c) To Target's and the Shareholders' knowledge upon reasonable diligence, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target, or any Intellectual Property right of any third party to the extent licensed by or through Target, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

          (d) Except as set forth on Schedule 2.11, Target is not, nor will it
                                     -------------
be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

          (e) All patents, registered trademarks, service marks and copyrights held by Target are valid and subsisting. Neither Target nor the Shareholders (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has knowledge that the manufacturing, marketing, licensing, sale or use of Target's products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (iii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

          (f) Target has not engaged any consultants who contributed to the creation or development of Intellectual Property.

          (g) Target has taken all reasonable steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Target by or to a third party (apart from counsel or others bound by law to hold such information confidential) has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential

Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

     2.12  Environmental Matters.
           ---------------------

           (a)  The following terms shall be defined as follows:

                (i) "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants.

                (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

           (b) To Target's knowledge, (i) Target has operated its business in the Leased Property, and has disposed all Hazardous Materials therefrom, if any, in accordance with all Environmental Laws; and (iii) Target has received no notice (verbal or written) of any noncompliance of the Leased Property or Target's operations thereon with Environmental Laws; (iv) no notices, administrative actions or suits are pending or threatened in writing against Target relating to a violation of any Environmental Laws; (v) Target is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of any action or inaction by Target occurring prior to the Closing Date.

     2.13  Taxes.
           -----

           (a) Target has properly completed and timely filed all material Tax Returns required to be filed by it and has paid all Taxes shown thereon to be due. Target has provided adequate accruals in accordance with GAAP in its Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Target has no material liability for unpaid Taxes accruing after the date of its latest Financial Statements. There is (i) no material claim for Taxes that is a lien against the property of Target or is being asserted against Target other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Target being conducted by a Tax Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Target and currently in effect, and (iv) no agreement, contract or arrangement to which Target is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or
Section 404 of the Code. There has been no change in ownership of Target that has caused the utilization of any losses of Target to be limited pursuant to
Section 382 of the Code. Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Target has not filed nor will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Target or any of its subsidiaries. Target is not a party to any Tax sharing or Tax allocation agreement and does not have any liability or potential liability to another party under any such agreement. Target has not filed any disclosures under
Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Target has never been a member of a consolidated, combined or unitary group of which Target was not the ultimate acquiror corporation. For purposes of this Agreement, the following terms have the following meanings:
"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes. Target has in its possession receipts for any Taxes paid to foreign Tax authorities. Target has never been a "personal holding company" within the meaning of Section 542 of the Code or a "United States real property holding corporation" within the meaning of Section 897 of the Code.

          (b) Target has provided the following information to Acquiror: (i) a complete list of the types of Tax Returns being filed by Target in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all material Tax elections filed in each jurisdiction by Target, (v) the tax basis of the assets of Target, (vi) the accumulated earnings and profits and any loss carryovers of Target, and (vii) receipts for any Taxes paid to foreign Tax authorities. Target shall provide Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Target's Tax Returns and other records and workpapers relating to Taxes.

     2.14 Employee Benefit Plans.
          ----------------------

          (a) Schedule 2.14 lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c),
(m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section
129), life insurance or accident insurance plans, programs or arrangements,
(iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee Plans").

     (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

     (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required by COBRA (as defined below); (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Target, and Target, the Shareholders and each ERISA Affiliate have, in all material respects, performed all obligations required to be performed by them under; are not in any material respect in default under or violation of; and have no knowledge of any material default or violation by any other party to; any of the Target Employee Plans; (iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any ERISA Affiliate to any Target Employee

Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan, in all material respects. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target and the Shareholders is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Target to any Employee will be characterized as an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code.

     (d) With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, in all material respects, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target.

     (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider, except as expressly provided for in this Agreement.

     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target or any other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

          (g) Pension Plans. Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (h) Multiemployer Plans. Neither Target nor any other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

     2.15 Certain Agreements Affected by the Merger.
          -----------------------------------------

          Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Target to its employees, agents, consultants and directors, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.16 Employee Matters.
          ----------------

          Target is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Target has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Target is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Target under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to Target's and the Shareholders' knowledge, threatened, between Target and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Target is not a party to any collective bargaining agreement or other labor unions contract nor do Target or the Shareholders know of any activities or proceedings of any labor union or organize any such employees. To Target's and the Shareholders knowledge, no employees of Target are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of others. No employees of Target have given notice to Target, nor is Target otherwise aware, that any such employee intends to terminate his or her employment with Target.

     2.17 Interested Party Transactions.
          -----------------------------

          Except as set forth Schedule 2.17, Target is not indebted to, nor does it owe any contractual commitment or arrangement to, with or for the benefit of, any director, officer, employee, affiliate or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and is not indebted to, nor does it owe any contractual commitment or arrangement to, with or for the benefit of, Target. Except for normal salaries and bonuses and reimbursement of ordinary expenses, since December 31, 1999, Target has not made any payments, loans or advances of any kind, or paid any dividends or distributions of any kind, to or for the benefit of any stockholder of Target, or any of their respective affiliates, associates or family members.

     2.18 Insurance.
          ---------

          Target and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Neither Target nor the Shareholders has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.19 Compliance With Laws.
          --------------------

          Target has complied in all material respects with, and is not, to Target's and the Shareholders' knowledge, in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

     2.20 Minute Books.
          ------------

          The minute books of Target made available to Acquiror contain a complete and accurate summary of all formal meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     2.21 Brokers' and Finders' Fees.
          --------------------------

          Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.22 Shareholder Agreement Written Consent.
          -------------------------------------

          All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act and holders of more than 50% of the outstanding Common Stock have agreed in writing to vote for approval of the Merger pursuant to voting agreements attached hereto as Exhibit D ("Shareholder Agreements"). Schedule 2.22 sets forth the Shareholders' entire interest in the outstanding capital stock and voting securities of Target, all of which are, and will be, up until the Effective Time, free and clear of any liens, claims, options, charges or other encumbrances, and will not be transferred without the express written consent of Acquiror. Each of the Shareholders have executed an irrevocable and unconditional written consent in the form attached hereto as Exhibit E approving the Merger delivered to the Acquiror on the date hereof to vote his shares in favor of approval and adoption of the Agreement and of the Merger (the "Shareholder Consents").

     2.23 Vote Required.
          -------------

          The affirmative vote of at least 50% of the Target Common Stock outstanding is the only vote of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.24 Board Approval.
          --------------

          The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Target approve this Agreement and the Merger.

     2.25 Accounts Receivable.
          -------------------

          Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on realization of the receivables.

     2.26 Material Contracts.
          ------------------

          Except for the contracts and agreements described in Schedule 2.26 (collectively, the "Material Contracts"), Target is not a party to or bound by any material contract, including without limitation:

          (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

          (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $25,000 over the life of the contract;

          (c) any contract that expires or may be renewed at the option of any person other than the Target so as to expire more than one year after the date of this Agreement;

          (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

          (e) any contract for capital expenditures in excess of $10,000 in the aggregate;

          (f) any contract limiting the freedom of the Target to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act (as defined herein), or any confidentiality, secrecy or non-disclosure contract;

          (g) any contract pursuant to which the Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of $25,000 remain outstanding;

          (h) any contract with any person with whom the Target does not deal at arm's length; or

          (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

     2.27 No Breach of Material Contracts.
          -------------------------------

          The Target has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended (except as disclosed on Schedule 2.26), and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's or Shareholders' knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

     2.28 Third Party Consents of Material Contracts.
          ------------------------------------------

          Target has provided Acquiror a Schedule of Required Consents, which
Schedule is attached hereto as Schedule 2.28, of all consents or approvals required in connection with the Merger under Material Contracts of Target, all of which shall have been obtained by the Closing.

     2.29 Product Releases.
          ----------------

          Target has provided Acquiror a Schedule of Product Releases, which
Schedule is attached hereto as Schedule 2.29. Target has a good faith reasonable belief that it can achieve the release of products on the schedule described in
Schedule 2.29 and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

     2.30 Accredited Investors.
     --------------------

     Schedule 2.2 lists all holders of Target Capital Stock. Each such holder is an "accredited investor" within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.

     2.31 Accounting and Tax Matters.
          --------------------------

          As of the date hereof, neither Target nor any of its Affiliates has taken or agreed to take any action, nor do Target or Shareholders have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     2.32 Representations Complete.
          ------------------------

          None of the representations or warranties made by Target and Shareholders herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION SUB
         --------------------------------------------------------------

     Except as disclosed in a document of even date herewith and delivered by Acquiror and Acquisition Sub to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Acquisition Sub represent and warrant to Target and Shareholders as follows:

     3.1  Organization and Qualification.
          ------------------------------

          Each of Acquiror and each directly and indirectly owned subsidiary of Acquiror, including Acquisition Sub (the "Acquiror Subsidiaries"), has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquiror and each Acquiror Subsidiary, including Acquisition Sub, is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

     3.2  Articles of Incorporation and Bylaws.
          ------------------------------------

          The copies of each of Acquiror's and Acquisition Sub's certificate of incorporation and bylaws previously provided to Company by Acquiror are true, complete and correct copies thereof. Such certificates of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     3.3  Capitalization; Capital Stock.
          -----------------------------

          The authorized capital stock of Acquiror consists of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of the date hereof
(i) 28,729,181 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Common Stock are held in the treasury of Acquiror, (iii) no shares of Common Stock are held by the Acquiror Subsidiaries, (iv) 7,750,000 shares of Common Stock are reserved for future issuance pursuant to outstanding options and warrants to purchase Common Stock ("Acquiror Stock Options"), (v) no shares of Acquiror preferred stock are issued and outstanding and (vi) 750,000 shares of Common Stock are reserved for issuance pursuant to the Acquiror Employer Stock Purchase Plan (the "Acquiror ESPP"), of which 42,028 shares have been issued. Except for the shares of Common Stock issuable pursuant to the Acquiror's 1999 Stock Option Plan (the "Acquiror Stock Plan") and the Acquiror ESPP, and except as set forth as
Schedule 3.3, there are no options, warrants or other rights, agreements,
------------
arrangements or commitments of any character to which Acquiror is a party or by which Acquiror is bound relating to the issued or unissued capital stock of Acquiror or any Acquiror Subsidiary or obligating Acquiror or any Acquiror Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Acquiror or any Acquiror Subsidiary. All shares of Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Acquiror Subsidiary. Each outstanding share of capital stock of each Acquiror Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Acquiror or another Acquiror Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Acquiror's or such other Acquiror Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of Acquiror or any Acquiror Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Acquiror Subsidiary or any other person.

     3.4  Authority Relative to This Agreement.
          ------------------------------------

          Each of Acquiror and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Acquiror and Acquisition Sub and the consummation by Acquiror and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror or Acquisition Sub are necessary to authorize this Agreement or to consummate such transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Acquiror Common Stock present at the Acquiror Shareholders' Meeting and the consent of Acquiror as sole shareholder of Acquisition Sub). This Agreement has been duly executed and delivered by each of Acquiror and Acquisition Sub and, assuming the due authorization, execution and delivery by Target, constitutes a legal, valid and binding obligation of each of Acquiror and Acquisition Sub enforceable against Acquiror and Acquisition Sub in accordance with its terms.

     3.5  No Conflict; Required Filings and Consents.
          ------------------------------------------

          (a) No Conflict. The execution and delivery of this Agreement by Acquiror and Acquisition Sub does not, and the performance by Acquiror and Acquisition Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Acquiror or any equivalent organizational documents of any Acquiror Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made, conflict with or violate any Law applicable to Acquiror or any other Acquiror Subsidiary or by which any property or asset of Acquiror or any Acquiror Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Acquiror or any Acquiror Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

          (b) Required Filings and Consents. The execution and delivery of this Agreement by Acquiror and Acquisition Sub does not, and the performance by Acquiror and Acquisition Sub of their obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Acquiror with or notification by Acquiror to, any United States Federal, state or local or any foreign governmental, regulatory or administrative authority agency or commission on any court tribunal or arbitral body ("Governmental Entity"), except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the Nasdaq

National Market, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Articles of Merger as required by the Pennsylvania Law.

    3.6  SEC Filings; Financial Statements.
         ---------------------------------

     (a) SEC Filings. Acquiror has timely filed all forms, reports, statements and documents required to be filed by it (A) with the Securities Exchange Commission (the "SEC") and the Nasdaq National Market since (collectively, together with any such forms, reports, statements and documents Acquiror may file subsequent to the date hereof until the Closing, the "Acquiror Reports") and (B) with any other Governmental Entities. Each Acquiror Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the Nasdaq National Market, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Acquiror Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the Nasdaq National Market, any other stock exchange or any other comparable Governmental Entity.

     (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Acquiror Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Acquiror and the Acquiror Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

    3.7  Brokers.
         -------

         No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Acquiror. Acquiror has heretofore made available to Company true, complete and correct copies of all agreements between Acquiror and Acquiror Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

    3.8  No Prior Activities.
         -------------------

         Except for liabilities incurred in connection with its incorporation or organization, and consummation of this Agreement and the transactions contemplated hereby, Acquisition Sub has not incurred any liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity. Acquisition Sub is a wholly owned subsidiary of Acquiror.

   3.9  Representations Complete.
        ------------------------

        None of the representations or warranties made by Acquiror or Acquiror Sub herein or in any Schedule hereto, including the Acquiror Report, or certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME
                       -----------------------------------

     4.1  Conduct of Business of Target.
          ------------------------------

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), to carry on Target's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Target further agrees to pay debts and Taxes of Target when due subject (i) to good faith disputes over such debts or Taxes and (ii) to Acquiror's consent to the filing of material Tax Returns, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target and Shareholders agree to promptly notify Acquiror of any event or occurrence which could have a Material Adverse Effect on Target.

     4.2  Restriction on Conduct of Business of Target.
          --------------------------------------------

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Target Disclosure Schedule and as expressly contemplated by this Agreement, neither Target nor Shareholders shall do, cause or permit any of the following, without the prior written consent of Acquiror:

     (a) Charter Documents. Cause or permit any amendments to its Certificate of incorporation or Bylaws;

     (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

     (c) Stock Option Plans, Etc. Except as expressly contemplated by this Agreement, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

     (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

     (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options;

     (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice or as contemplated by the Disclosure Schedule;

     (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

     (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole except for sales of products in the ordinary course;

     (i) Indebtedness. Incur any indebtedness for borrowed money in excess of $10,000 or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

     (j) Leases. Enter into any operating lease in excess of $10,000;

     (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

     (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

     (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

     (n) Termination or Waiver. Terminate or waive any right of substantial value;

     (o) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director or increase the salaries or wage rates of its employees other than in the ordinary course of business and consistent with past practice;

     (p) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

     (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

     (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

     (s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

     (t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

     (u) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.3  No Solicitation.
          ---------------

     The Shareholders, Target and its subsidiaries and the officers, directors, employees or other agents of Target and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target or any of it subsidiaries to, or afford access to the properties, books or records of Target to any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. Target shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal. Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target or for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep

Acquiror fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Acquiror with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or the acquisition of more than 50% of the outstanding shares of capital stock of Target, or a significant portion of the assets of, Target, other than the transactions contemplated by this Agreement. Target shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Target is a party

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS
                              ---------------------

     5.1  Access to Information.
          ---------------------

     (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

     (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

     (c) No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.2  Confidentiality.
          ---------------

     The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement dated June 18, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     5.3  Public Disclosure.
          -----------------

     Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

     5.4  Consents; Cooperation.
          ---------------------

     (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal, state or foreign antitrust or fair trade law.

     (b) Each of Acquiror and Target shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order. Each of Acquiror and Target shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under any applicable Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

     (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), Acquiror shall not be required to divest any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or of the Surviving Corporation after the Effective Time.

     5.5  Shareholder Representation Agreements.
          -------------------------------------

     Target shall deliver or cause to be delivered to Acquiror, concurrently with the execution of this Agreement (and in each case prior to the Effective
Time) from each of the security holders of Target who has not executed a Shareholder Agreement, an executed Shareholder Representation Agreement (the "Shareholder Representation Agreement") in the form attached hereto as Exhibit C.

     5.6  Shareholder Agreement/Irrevocable Proxies.
          -----------------------------------------

     (a) Acquiror shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by such Target Shareholders pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for Acquiror Common Stock.

     (b) Target shall use its best efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause (a) each officer and director of Target and
(b) each holders of ten percent (10%) or more of the issued and outstanding Target Capital Stock to execute and deliver to Acquiror a Shareholder Agreement substantially in the form of Exhibit D concurrently with the execution of this Agreement and in any event prior to the time that the Information Statement is mailed to the shareholders of Target.

     5.7  Legal Requirements.
          ------------------

     Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.8  Federal Securities and Blue Sky Laws.
          ------------------------------------

     Acquiror shall take such steps as may be necessary to comply with the U.S. federal securities laws as well as the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the U.S. federal securities laws as well as the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

     5.9  Employee Benefit Plans.
          ----------------------

     (a) Payment for Options. Schedule 5.9 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plan including the number of shares of Target Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Schedule 5.9 hereto current as of such date.

     5.10  Stock Options.
           -------------

     (a) Prior to the Effective Time, the Board of Directors of the Target (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate to cause each Target Option that is outstanding immediately prior to the

Effective Time to be surrendered by each holder of any such Target Option (an "Optionholder"). Each Target Option that is outstanding immediately prior to the Effective Time shall be canceled as of the Effective Time, in consideration for which the Optionholder shall be entitled to receive from the Acquiror an amount equal to (A) the product of (1) the number of shares of Target Common Stock subject to such Target Option and (2) six dollars and seventy-five cents ($6.75), minus (B) all applicable federal, state and local taxes required to be withheld in respect of such payment. The amounts payable pursuant to the second sentence of this Section 5.10 shall be paid as soon as reasonably practicable following the Effective Time. The surrender of a Target Option in exchange for the consideration contemplated by the second sentence of this Section 5.10 shall be deemed a release of any and all rights the Optionholder had or may have had in respect thereof.

     (b) The Company shall take all actions necessary to provide that, effective as of the Effective Time, (i) the Target Stock Option Plan and any similar plan or agreement of the Company shall be terminated, (ii) any rights under any other plan, program, agreement or arrangement relating to the issuance or grant of any other interest in respect of the capital stock of the Target or any of its subsidiaries shall be terminated, and (iii) no Optionholder will have any right to receive any shares of capital stock of the Target or, if applicable, the surviving corporation, upon exercise of any Target Option.

     (c) The Company represents and warrants that it has the power and authority under the terms of the Target Stock Option Plan to comply with this Section 5.10 without the consent of any Optionholder.

     5.11 Shareholder Consent.
          -------------------

     The Shareholders will not withdraw, amend, or modify the Shareholder Consents in any way whatsoever prior to the Effective Time, except in the event of a termination pursuant to Section 7.1. Prior to the Effective Time, in their capacities as shareholders of the Target, the Shareholders will take no action nor vote their shares of Target stock in any way that may have the effect of adversely affecting the consummation of the Merger, except in the event of a termination pursuant to Section 7.1.

     5.12 401(k) Plan.
          -----------

     Unless Acquiror consents otherwise, Target shall take all actions necessary to terminate its participation in the 401(k) Plan (the "401(k) Plan") of Sage Financial, Inc., a Pennsylvania corporation ("Sage Financial"), prior to the Closing. To the extent permissible under the loan program provided for under the 401(k) Plan, the Target shall take all action necessary to allow those participants of the Sage Financial 401(k) Plan, who as of the Closing Date become employees of Acquiror, to maintain the amortization schedule for repayment of participant loans from the Sage Financial 401(k) Plan.

     5.13 Escrow Agreement.
          ----------------

     On or before the Effective Time, the Escrow Agent, the Shareholders' Agent (as defined in Article VIII hereto), Target and Acquiror will execute the Escrow Agreement contemplated by Article VIII in the form and substance reasonably satisfactory to each of Acquiror and Target ("Escrow Agreement").

     5.14 Listing of Additional Shares.
          ----------------------------

     Promptly following the Closing, Acquiror shall file with the appropriate stock exchange authorities the necessary documents for listing the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror.

     5.15 Expenses.
          --------

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Articles of Merger and the merger transaction contemplated hereby and thereby shall be paid by the Acquiror; provided, however, that any out-of-pocket expenses incurred by Target in excess of $100,000 for fees and expenses of legal counsel plus any other expenses in connection with this Agreement and the merger transaction contemplated hereby, including, without limitation, fees and expenses of financial advisors and accountants, if any, shall remain an obligation of Target's shareholders. If Acquiror or Target receives any invoices for amounts in excess of said amount, it may, with Acquiror's written approval, pay such fees; provided, however, that such payment shall, if not promptly reimbursed by the Target Shareholders at Acquiror's request, constitute "Damages" recoverable under the Escrow Agreement and such Damages shall not be subject to the Escrow Threshold.

     5.16 Treatment as Reorganization.
          ---------------------------

     Neither Target nor Acquiror shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.17 Audit.
          -----

     Prior to and after Closing, Target and Shareholders shall take all action necessary to facilitate and assist in the preparation of audited financial statements of Target by an accounting firm designated by Acquiror, at Acquiror's sole cost and expense.

     5.18 Further Assurances.
          ------------------

     Each of the parties to this Agreement shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER
                            ------------------------

     6.1  Conditions to Obligations of Each Party to Effect the Merger.
          ------------------------------------------------------------

     The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

     (a) Shareholder Approval. This Agreement and the Merger shall have been
         --------------------
approved and adopted by the holders of a majority of the shares of Target Common Stock outstanding as of the record date set for the Target Shareholders Meeting (or through action by written consent).

     (b) No Injunctions or Restraints; Illegality. No temporary restraining
         ----------------------------------------
order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

     (c) Governmental Approval. Acquiror and Target and their respective
         ---------------------
subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state Blue Sky laws.

     (d) Escrow Agreement. Acquiror, Target, Escrow Agent and the Shareholder's
         ----------------
Agent (as defined in Article VIII hereto) shall have entered into an Escrow Agreement in the form and substance reasonably satisfactory to each of Acquiror and Target.

     (e) Tax Representation Letters. Acquiror and Target shall each execute Tax
         --------------------------
Representation Letters in a form satisfactory to Acquiror's legal counselor.

     6.2  Additional Conditions to Obligations of Target.
          ----------------------------------------------

     The obligations of Target and the Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

     (a) Representations, Warranties and Covenants. Except as disclosed in the
         -----------------------------------------
Acquiror Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Acquiror and Acquisition Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

     (b) Certificate of Acquiror and Acquisition Sub. Target shall have been
         -------------------------------------------
provided with a certificate executed on behalf of Acquiror and Acquisition Sub by their respective Presidents to the effect set forth in Section 6.2(a).

     (c) Legal Opinion. Target shall have received a legal opinion from
         -------------
Acquiror's legal counsel, in substantially the form of Exhibit F.

     (d) Registration Rights Agreement. Acquiror and the stockholders of Target
         -----------------------------
shall have executed a Registration Rights Agreement, substantially in the form attached hereto as Exhibit G with respect to the shares of Acquiror common stock to be delivered to such stockholders.

     6.3  Additional Conditions to the Obligations of Acquiror and Acquisition
          --------------------------------------------------------------------
          Sub.
          ---
     The obligations of Acquiror and Acquisition Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

     (a) Representations, Warranties and Covenants. Except as disclosed in the
         -----------------------------------------
Target Disclosure Schedule dated the date of this Agreement (i) the representations and warranties of Target and Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

     (b) Certificate of Target. Acquiror shall have been provided with a
         ---------------------
certificate executed on behalf of Target by its President to the effect that set forth in Section 6.3(a).

     (c) Third Party Consents. Acquiror shall have been furnished with evidence
         --------------------
satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under material contracts of Target.

     (d) Shareholder Consent. Acquiror shall have been provided with consents to
         -------------------
the Merger executed by the shareholders of the Target, in substantially the form attached hereto as Exhibit E.

     (e) Legal Opinion. Acquiror shall have received a legal opinion from
         -------------
Target's legal counsel, in substantially the form of Exhibit H.

     (f) Tax Opinion. Acquiror shall have received a legal opinion from
         -----------
Acquiror's Legal Counsel, in a form reasonably satisfactory to Acquiror.

     (g) No Material Adverse Changes. There shall not have occurred any material
         ---------------------------
adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target and its subsidiaries, taken as a whole.

     (h) Resignation of Directors and Officers. The directors and officers of
         -------------------------------------
Target in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of Target effective as of the Effective Time.

     (i) Non-Competition and Confidentiality Agreements. Substantially all of
         ----------------------------------------------
the employees of Target specifically identified on Schedule 6.3, including all members of senior management, shall have accepted employment with Acquiror and shall have entered into Non-Competition and Confidentiality Agreements in the form and substance reasonably satisfactory to each of Acquiror and Target.

     (j) Certificates of Good Standing. Target shall, prior to the Closing Date,
         -----------------------------
provide Acquiror with certificates from the Department of State of the Commonwealth of Pennsylvania as to Target's good standing and payment of all applicable taxes.

     (k) Shareholder Representation Agreements. Target shall, prior to the
         -------------------------------------
Closing date, provide Acquiror with an executed Shareholder Representation Agreement in the form attached hereto as Exhibit C, from each of the security holders of Target.

     (l) Payment of Obligation. Target shall, at the Closing, provide Acquiror
         ---------------------
with evidence that all obligations pursuant to the Emerging Company Investment Funding Agreement, by and between Ben Franklin Technology Center of Southeastern Pennsylvania and Target, dated December 1, 1997, shall have been satisfied in full, with a payment of $148,563.00, which funds shall have been provided by Acquiror.

     (m) AOL Agreement. Target shall provide to Acquiror a fully executed
         -------------
Interactive Series Agreement with America Online, Inc., a Delaware corporation, in the form attached hereto as Exhibit I.

     (n) Sublease. In connection with the Lease, by and between 33 Rock Hill
         --------
Road Associates, L.P. and Sage Financial Group, Inc., dated March 12, 1997, Target shall provide to Acquiror evidence of a fully executed sublease and all consents required in connection therewith, in form and substance satisfactory to Acquiror.

     (o) Assignment. Target and the Shareholders shall provide evidence that all
         ----------
right, title and interest to The Sage Guide to Mutual Funds as held by the Shareholders shall have been assigned to Target, in form and substance satisfactory to Acquiror.

     (p) Dissenting Shares. No more than ten percent (10%) of the issued and
         -----------------
outstanding shares of Target shall be eligible to be Dissenting Shares.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

     7.1  Termination.
          -----------

     At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

     (a) by mutual consent duly authorized by the Board of Directors of Acquiror and Target;

     (b) by either Acquiror or Target, if the Closing shall not have occurred on or before April 14, 2000 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

     (c) by Acquiror, if (i) Target or Shareholders shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) business days of receipt by Target and Shareholders of written notice of such breach provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror where Acquiror is at that time in breach of this Agreement, (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, or (iii) for any reason Target and Shareholders fail to call and hold the Target Shareholders Meeting or obtain stockholder consents sufficient to satisfy the condition to closing set forth in Section 6.1(a) by April 14, 2000.

     (d) by Target, if Acquiror shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) days following receipt by Acquiror of written notice of such breach, provided that the right to terminate this Agreement by Target under this
Section 7.1(d) shall not be available to Target where Target is at that time in breach of this Agreement;

     (e) by Acquiror if the Board of Directors of Target, withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby;

     (f) by Acquiror or Target if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the shareholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof or Target, despite its best efforts, is unable to obtain the written consent of its stockholders sufficient to approve the merger and the other transactions contemplated therein; or

     7.2  Effect of Termination.
          ---------------------

     In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.2 (Confidentiality), 5.15 (Expenses) and of
Article IX shall remain in full force and effect and survive any termination of this Agreement.

     7.3  Amendment.
          ---------

     The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of incorporation of the Surviving Corporation to be effected by the Merger, or
(iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Target Capital Stock.

     7.4  Extension; Waiver.
          -----------------

     At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION
                           --------------------------

     8.1  Escrow Fund.
          -----------

     As soon as practicable after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with, First Union National Bank (or other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the "Escrow Agent"), such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in an Escrow Agreement, in the form and substance reasonable satisfactory to Acquiror and Target. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the shareholders of Target set forth in Section 8.2(a).

     8.2  Indemnification.
          ---------------

     (a) Subject to the limitations set forth in this Article VIII, Target and the Shareholders will indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (hereinafter referred to individually as an "Acquiror Indemnified Person" and collectively as "Acquiror Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries by Acquiror under existing insurance policies or indemnities from third parties (collectively, "Acquiror Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedules or any exhibit or schedule to this Agreement. The Escrow Fund shall be security for this indemnity obligation subject to the limitations in this Agreement.

     (b) Acquiror, Target and the Shareholders each acknowledge that the Acquiror Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares Acquiror would have agreed to issue in connection with the Merger.

     8.3  Damage Threshold.
          ----------------

     Notwithstanding the foregoing, except in connection with a breach of
Section 2.13 which shall be paid directly by Shareholders, Acquiror may not receive any shares or cash from the Escrow Fund unless and until an Acquiror Officer's Certificate or Certificates (as defined in Section 8.5 below) identifying Acquiror Damages the aggregate amount of which exceeds $100,000 (the "Deductible") has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the amount of Acquiror Damages less the Deductible; provided, however, that in no event shall Acquiror receive more than the number of shares of Acquiror Common Stock originally placed in the Escrow Fund indemnification.

     8.4  Escrow Period.
          -------------

     The Escrow Period shall terminate upon the one year anniversary of the Effective Time; provided, however, that (i) a portion of the Escrow Shares, which is necessary to satisfy any unsatisfied claims specified in any Acquiror Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Acquiror shall deliver to the Escrow Agent a certificate specifying the Effective Time.

     8.5  Claims upon Escrow Fund.
          -----------------------

     (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an "Acquiror Officer's Certificate"):

         (i) stating that, Acquiror Damages exist in an aggregate amount greater than $100,000; and

         (ii) specifying in reasonable detail the individual items of such Acquiror Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.6 and 8.7 below, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Acquiror Common Stock, cash or other assets held in the Escrow Fund having a value equal to such Damages less the Deductible.

     (b) For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock to be used as Escrow Shares shall be valued at the Acquiror Stock Price of $28.234 per share.

     8.6  Objections to Claims.
          --------------------

     At the time of delivery of any Acquiror Officer's Certificate to the Escrow Agent, a duplicate copy of such Acquiror Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section 8.8 below) and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Acquiror Common Stock, cash or other property pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock, cash or other property in the Escrow Fund in accordance with Section 8.5 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Acquiror Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such forty-five (45) day period.

     8.7  Resolution of Conflicts; Arbitration.
          ------------------------------------

     (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Acquiror Officer's Certificate, Acquiror shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Shareholders' Agent to respond in a written statement to the objection of the Shareholders' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Shareholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock, cash or other property from the Escrow Fund in accordance with the terms thereof.

     (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror and the Shareholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

     (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the Non-Prevailing Party unless the arbitrators award Acquiror more than one- half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Target Shareholders for whom shares of Target Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

8.8  Shareholders' Agent.
     -------------------

     (a) Alan J. Cohn shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the Target Shareholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock, cash or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Acquiror. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Target Shareholders.

     (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target Shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

     (c) The Shareholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     8.9  Actions of the Shareholders' Agent.
          ----------------------------------

     A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Target Shareholders for whom shares of Acquiror Common Stock otherwise issuable to them and cash payable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target Shareholder, and the Escrow Agent, if applicable, and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Target Shareholder. The Escrow Agent, if applicable, and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

     8.10 Third-Party Claims.
          ------------------

     In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Target Shareholders for whom shares of Acquiror Common Stock otherwise issuable to them and cash otherwise payable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim in the amount it deems fit; provided, however, that Acquiror may not effect the settlement of any such claim for any amount without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld.

     8.11 Exclusive Remedy.
          ----------------

     The remedies set forth in this Article VIII shall be the sole remedy for a breach of this agreement by the other party following the Closing.

                                   ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------

     9.1  Non-Survival at Effective Time.
          ------------------------------

     The representations and warranties set forth in Articles II and III will survive until the first anniversary of the Closing. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.2 (Confidentiality) Section 5.3 (Public Disclosure), 5.5 (Shareholder Representation Agreements), 5.9 (Employee Benefit Plans), 5.14 (Listing of Additional Shares) 5.15 (Expenses), 5.16 (Treatment as Reorganization) 5.18 (Further Assurances), 7.3 (Amendment), Article VIII and this Article IX shall survive the Effective Time and the Closing.

     9.2  Notices.
          -------

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

               (a)  if to Acquiror, to:

                    Multex.com, Inc.
                    33 Maiden Lane, 5th Floor
                    New York, New York  10038
                    Attention:  Chief Financial Officer
                    Facsimile No.:  (212) 742-9561
                    Telephone No.:  (212) 859-9800

                    with a copy to:

                    Brobeck, Phleger & Harrison LLP
                    1633 Broadway, 47th Floor
                    New York, New York 10019
                    Attention:  Eric Simonson, Esq,
                    Facsimile No.: (212) 586-7878
                    Telephone No.: (212) 237-2528

               (b)  if to Target or Shareholders, to:

                    Sage Online, Inc.
                    33 Rock Hill Road
                    Bala Cynwyd, PA  19004
                    Attention:  Alan J. Cohn
                    Facsimile No.:  (610) 667-4481
                    Telephone No.:  (610) 667-4482
                    with a copy to:

                    Morgan Lewis & Bockius LLP
                    502 Carnegie Center
                    Princeton, NJ  08540
                    Attention:  Steven M. Cohen, Esq.
                    Facsimile No.:  (609) 919-6639
                    Telephone No.:  (609) 919-6600

     9.3  Interpretation.
          --------------

     When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 13, 2000. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4  Counterparts.
          ------------

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.5  Entire Agreement; Nonassignability; Parties in Interest.
          -------------------------------------------------------

     This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms (b) are not intended to confer upon any other person any rights or remedies hereunder, except as otherwise set forth in this Agreement; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     9.6  Severability.
          ------------

     In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.7  Governing Law.
          -------------

     This Agreement shall be governed by and construed in accordance with the laws of New York without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS AGREEMENT.

                            [Signature page follows]

     IN WITNESS WHEREOF, Target, Acquiror and Acquisition Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                         Sage Online, Inc.


                         By:  /s/ Alan J. Cohn
                            --------------------------------
                         Name:  Alan J. Cohn
                              ------------------------------
                         Title:


                         Multex.com, Inc.


                         By:  /s/ I. Karaev
                            --------------------------------
                         Name:  I. Karaev
                              ------------------------------
                         Title:


                         Multex A Acquisition Corp.


                         By:  /s/ John J. McGovern
                            --------------------------------
                         Name: John J. McGovern
                              ------------------------------
                         Title:


                         By:  /s/ Andrew R. Reid
                            --------------------------------
                         Name:  Andrew R. Reid
                              ------------------------------
                         Title:

                         /s/ Alan J. Cohn
                         -----------------------------------
                         Alan J. Cohn

                         /s/ David M. Cohn
                         -----------------------------------
                         David M. Cohn

                         /s/ Stephen L. Cohn
                         -----------------------------------
                         Stephen L. Cohn

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                  Schedule I


Alan J. Cohn

David M. Cohn

Stephen L. Cohn

                                       45